International Tower Hill Mines Ltd.

(An Exploration Stage Company)

Consolidated Financial Statements

 (Expressed in Canadian dollars)

May 31, 2009, 2008 and 2007

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

The consolidated financial statements and all information in the annual report are the responsibility of the Board of Directors and management.  The consolidated financial statements have been prepared by management in accordance with Canadian generally accepted accounting principles.  Management maintains the necessary systems of internal controls, policies and procedures to provide assurance that assets are safeguarded and that the financial records are reliable and form a proper basis for the preparation of financial statements.

The Board of Directors ensures that management fulfills its responsibilities for financial reporting and internal control through an Audit Committee.  This committee, which reports to the Board of Directors, meets with the independent auditors and reviews the financial statements.

The consolidated financial statements have been audited by MacKay LLP, Chartered Accountants, who were appointed by the shareholders.  The auditors’ report outlines the scope of their examination and their opinion on the consolidated financial statements.

MANAGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The management of the Company is responsible for establishing and maintaining adequate internal control over financial reporting.  Internal control over financial reporting is a process to provide reasonable assurance regarding the reliability of the Company’s financial reporting for external purposes in accordance with accounting principles generally accepted in Canada and in the United States of America.  Internal control over financial reporting includes maintaining records that in reasonable detail accurately and fairly reflect our transactions and dispositions of the assets of the Company; providing reasonable assurance that transactions are recorded as necessary for preparation of our financial statements in accordance with generally accepted accounting principles; providing reasonable assurance that receipts and expenditures are made in accordance with authorizations of management and the directors of the Company; and providing reasonable assurance that unauthorized acquisition, use or disposition of Company’s assets that could have a material effect on our financial statements would be prevented or detected on a timely basis.  Because of its inherent limitations, internal control over financial reporting is not intended to provide absolute assurance that a misstatement of our financial statements would be prevented or detected.

Management conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework and criteria established in Internal Control – Integrated Framework, issued by the Committee of Sponsoring Organizations of the Treadway Commission.  This evaluation included review of the documentation of controls, evaluation of the design effectiveness of controls, testing of the operating effectiveness of controls and a conclusion on this evaluation.  Based on this evaluation, management concluded that the Company’s internal control over financial reporting was effective as of May 31, 2009.

“Jeffery Pontius”

“Michael Kinley”

Jeffery Pontius,

Michael Kinley,

President & Chief Executive Officer

Chief Financial Officer

August 20, 2009

Vancouver, Canada

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Consolidated Financial Statements

(Expressed in Canadian dollars)

May 31, 2009

Auditors’ Report

Comments by Auditors for U.S. Readers on Canada – United States Reporting Differences

Consolidated Balance Sheets

Consolidated Statements of Operations, Comprehensive Loss and Deficit

Consolidated Statements of Cash Flows

Notes to the Consolidated Financial Statements

Auditors' Report

To the Shareholders of

International Tower Hill Mines Ltd.

We have audited the consolidated balance sheets of International Tower Hill Mines Ltd. as at May 31, 2009, 2008 and 2007 and the consolidated statements of operations, comprehensive loss and deficit and cash flows for the years then ended.  These financial statements are the responsibility of the company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards in Canada and the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at May 31, 2009, 2008 and 2007 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

Vancouver, Canada

“MacKay LLP”

August 6, 2009

Chartered Accountants

Comments by Auditors for U.S. Readers on Canada – United States Reporting Differences

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the company’s ability to continue as a going concern, such as those described in note 1 to the consolidated financial statements.  Our report to the shareholders dated August 6, 2009, is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditor’s report when these are adequately disclosed in the financial statements.  Canadian generally accepted accounting principles vary in certain significant respects from accounting principles generally accepted in the United States.  Application of accounting principles generally accepted in the United States would have affected results of operations for each of the years in the three year period ended May 31, 2009 and shareholders’ equity as at May 31, 2009, 2008 and 2007 to the extent summarized in note 11 to the consolidated financial statements.

Vancouver, Canada

“MacKay LLP”

August 6, 2009

Chartered Accountants

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Consolidated Balance Sheets

As at May 31

(Expressed in Canadian dollars)

	2009	2008	2007

ASSETS
Current
Cash and cash equivalents (note 2b)	$ 32,489,341	$ 10,859,942	$ 21,908,273
Marketable securities (note 4)	113,750	247,000	-
Accounts receivable	76,634	24,833	113,870
Prepaid expenses	166,264	193,426	97,104

	32,845,989	11,325,201	22,119,247

Term deposit (note 6a)	-	-	2,500

Property and equipment (note 5)	69,915	104,547	115,920

Mineral properties (note 6)	33,417,566	23,151,228	13,387,113

	$ 66,333,470	$ 34,580,976	$ 35,624,780

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 386,673	$ 724,798	$ 955,363

SHARE CAPITAL AND DEFICIT
Share capital (note 7)	79,256,633	40,586,229	39,351,328
Contributed surplus (note 7)	10,218,728	7,024,590	6,652,640
Deficit	(23,528,564)	(13,754,641)	(11,334,551)

	65,946,797	33,856,178	34,669,417

	$ 66,333,470	$ 34,580,976	$ 35,624,780

Nature and continuance of operations (note 1)

Commitments (note 6)

Subsequent events (note 13)

Approved on behalf of the Directors:

“Hendrik Van Alphen”

Director

“Anton Drescher”

Director

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Consolidated Statements of Operations, Comprehensive Loss and Deficit

For the Year ended May 31

(Expressed in Canadian dollars)

	2009	2008	2007

Administrative expenses
Administration (note 9)	$ 43,921	$ 46,425	$ 103,746
Amortization	54,597	46,008	33,652
Charitable donations	30,068	31,513	48,650
Consulting (notes 7 and 9)	1,847,672	293,270	3,465,383
Insurance	119,396	82,537	42,799
Investor relations (notes 7 and 9)	774,680	782,650	734,593
Office	140,652	119,107	105,668
Professional fees (note 7)	442,891	203,428	187,663
Property investigation	120,194	110,809	128,535
Regulatory	90,333	110,087	93,303
Rent (note 9)	120,189	86,168	68,071
Telephone	23,744	25,143	22,548
Travel	272,764	205,025	162,155
Wages and benefits (notes 7 and 9)	3,239,448	1,087,172	2,253,540
	(7,320,549)	(3,229,342)	(7,450,306)

Other items
Gain on sale of mineral property (Note 6(d))	-	89,246	-
Interest income	126,402	603,094	248,591
Gain on foreign exchange	181,558	116,912	9,193
Loss on sale of equipment	(7,861)	-	-
Unrealized loss on marketable securities	(133,250)	-	-
Write-off of mineral properties ((Note 6(a), (c), (e)(iii), (vi)and (vii) and (g))	(2,620,223)	-	(1,473,499)
	(2,453,374)	809,252	(1,215,715)

Loss and comprehensive loss for the year	(9,773,923)	(2,420,090)	(8,666,021)

Deficit, beginning of the year	(13,754,641)	(11,334,551)	(2,668,530)

Deficit, end of the year	$ (23,528,564)	$ (13,754,641)	$ (11,334,551)

Basic and fully diluted loss per share	$ (0.22)	$ (0.06)	$ (0.32)

Weighted average number of shares outstanding	45,089,555	39,193,360	27,101,104

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Consolidated Statements of Cash Flows

For the Year ended May 31

(Expressed in Canadian dollars)

	2009	2008	2007
Operating Activities
Loss for the year	$ (9,773,923)	$ (2,420,090)	$ (8,666,021)
Add items not affecting cash
Amortization	54,597	46,008	33,652
Stock-based compensation	4,101,404	381,975	5,737,178
Write-off of mineral properties	2,620,223	-	1,473,499
Gain on sale of property	-	(89,246)	-
Loss on sale of equipment	7,861	-	-
Unrealized loss on marketable securities	133,250	-	-
Gain on foreign exchange	(181,558)	(116,912)	(9,193)
Changes in non-cash items:
Accounts receivable	(51,801)	89,037	(112,202)
Accounts payable and accrued liabilities	82,154	(10,756)	131,291
Prepaid expenses	27,162	(96,322)	(95,052)
Cash used in operating activities	(2,980,631)	(2,216,306)	(1,506,848)

Financing Activities
Issuance of share capital	37,913,974	1,209,275	29,978,674
Share issuance costs	(977,586)	15,601	(924,167)
Cash provided by financing activities	36,936,388	1,224,876	29,054,507

Investing Activities
Expenditures on mineral properties	(12,502,764)	(10,088,718)	(5,515,702)
Investment in Ravencrest	-	-	10,000
Expenditures on equipment	(27,826)	(34,635)	(149,572)
Cash used in investing activities	(12,530,590)	(10,123,353)	(5,655,274)
Effect of foreign exchange on cash	204,232	66,452	9,193
Increase (decrease) in cash	21,629,399	(11,048,331)	21,901,578
Cash and cash equivalents, beginning of year	10,859,942	21,908,273	6,695
Cash and cash equivalents, end of year	$ 32,489,341	$ 10,859,942	$ 21,908,273
Supplemental cash flow information
Interest paid	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -
Non-cash financing and investing transactions
Shares issued to acquire mineral properties	$ 826,750	$ -	$ 7,496,619
Shares issued as agent commission	$ -	$ -	$ 945,785
Issuance of agents warrants for share issue costs	$ 286,805	$ -	$ 2,108,874
Accounts payable included in mineral property expenditures	$ 170,639	$ 598,165	$ 817,975

See accompany notes to consolidated financial statements

INTERNATIONAL TOWER HILL MINES LTD.

(An Exploration Stage Company)

Notes to the Consolidated Financial Statements

(Expressed in Canadian dollars)

For the year ended May 31, 2008, 2007 and 2006

1.

NATURE AND CONTINUANCE OF OPERATIONS

The Company is in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.  At May 31, 2009, the Company was in the exploration stage and had interests in properties in Alaska and Nevada, U.S.A.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presume the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future.  The Company’s ability to continue as a going concern has been dependent upon achieving profitable operations and/or obtaining additional financing.  During the current year the Company has raised $37,913,974 (2008 – $1,209,275; 2007 - $29,978,674) through the issuance of share capital and has working capital at May 31, 2009 of $32,459,316 (2008 - $10,600,403; 2007 - $21,163,884) which is considered sufficient to fund its operations and exploration program for the ensuing year.  These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations.  The Company has no source of revenue, and has significant cash requirements to meet its administrative overhead and maintain its mineral property interests.  The recoverability of amounts shown for mineral properties is dependent on several factors.  These include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and future profitable production or proceeds from disposition of mineral properties.  The carrying value of the Company’s mineral property interests does not reflect current or future values.

2.

SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies used by management in the preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles.

a)

Basis of consolidation

These consolidated financial statements include the accounts of International Tower Hill Mines Ltd. and its wholly owned subsidiaries Talon Gold Alaska, Inc. (an Alaska corporation), Talon Gold (US) LLC (a Colorado limited liability company), Talon Gold Nevada Inc. (a Nevada corporation) and 813034 Alberta Ltd. (an Alberta corporation).  All intercompany transactions and balances have been eliminated.

b)

Cash equivalents

The Company considers cash equivalents to consist of highly liquid investments that are cashable on demand, and which are subject to insignificant credit and interest rate risk.

At May 31, 2009, the Company held  a total of $10,004,000 short term investments which consist of $3,002,000 of Government of Canada Treasury Bills due June 11, 2009 bearing interest at 0.222% per annum, $2,002,000 of Bank of Nova Scotia Bankers Acceptance due July 06, 2009 bearing interest at 0.163% per annum, $2,500,000 of Montreal Trust GIC due March 12, 2010 bearing interest at 0.90% per annum and $2,500,000 TD Mortgage Corp GIC due March 12, 2010 bearing interest at 0.80% per annum (2008 - $8,721,062 of Bank of Nova Scotia bank discount note due June 26, 2008 bearing interest at 3.08% per annum; 2007 - $5,002,500).

c)

Marketable securities

Marketable securities are classified as held-for-trading, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting realized and unrealized gains or losses, net of applicable income taxes, are included in the consolidated statements of operations.

d)

Foreign currency translation

Monetary assets and liabilities are translated at period-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction.  Revenue and expense items, except for amortization, are translated at the average rate of exchange for the period.  Amortization is converted using rates prevailing at dates of acquisition.  Gains and losses from foreign currency translation are included in the consolidated statements of operations.

e)

Property and equipment

Property and equipment are stated at cost, net of accumulated amortization.  Amortization is recorded over the estimated useful life of the assets at the following annual rates:

Computer equipment

-

30% declining balance

Furniture and equipment

-

20% declining balance

Computer software

-

3 years straight line

Leasehold improvements

-

straight-line over the remaining lease term

f)

Mineral properties

Mineral properties consist of mining claims, leases and options.  Acquisition options, leasehold and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment.  If the property is put into production, the costs of acquisition and exploration will be written-off over the life of the property, based on estimated economic reserves.  Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period.  If a property is abandoned, the property and deferred exploration costs will be written-off to operations in the period of abandonment.

Recorded costs of mineral properties and deferred exploration and development expenditures are not intended to reflect present or future values of mineral properties.

Deferred costs related to mineral property interests are periodically reviewed for impairment.  A review for potential impairment is subject to potentially material measurement uncertainty.  If a review indicates that a mineral property interest has been impaired the related deferred costs are written down or written off.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, based on industry norms for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements and inadvertent non-compliance with regulatory requirements.

g)

Asset retirement obligation

The Company has adopted the CICA Handbook Section 3110 “asset retirement obligations” which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs.  The standards apply to legal obligations associated with the retirement of long-lived tangible assets that arise from the acquisition, construction, development or normal operation of such assets.  The standards require that a liability for an asset retirement obligation be recognized in the period in which it is incurred and when a reasonable estimate of the fair value of the liability can be made.  Furthermore, a corresponding asset retirement cost is recognized by increasing the carrying amount of the related long-lived asset.  The asset retirement cost is subsequently allocated in a rational and systematic method over the underlying asset’s useful life.  The initial fair value of the liability is accreted, by charges to operations, to its estimated future value.

h)

Share capital

The Company has adopted the residual value method with respect to the measurement of shares and warrants issued as private placement units.  The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and were valued at their fair value, as determined by the closing quoted bid price on the announcement date.  The balance, if any, was allocated to the attached warrants.  Any fair value attributed to the warrants is recorded as warrants.

Share capital issued as non-monetary consideration is recorded at the fair market value of the shares issued, which is determined by the Board of Directors of the Company and is generally based on the trading price of the shares at the time an agreement to issue shares has been reached.

Share issue costs incurred on the issue of the Company’s shares are charged directly to share capital.

i)

Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the period.  The weighted average number of shares outstanding during the year was 45,089,555 (2008 – 39,193,360; 2007 – 27,101,104).  Diluted loss per share has not been presented separately as the outstanding options and warrants are anti-dilutive for each of the periods presented.

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the year.

j)

Income tax

Income taxes are accounted for using the future income tax method.  Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are more likely than not to be realized.  Future income taxes assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.  To the extent that future income tax assets are not considered more likely than not to be realized, a valuation allowance is recorded.

k)

Stock-based compensation

The Company accounts for stock-based compensation using a fair value based method with respect to all stock-based payments measured and recognized, to directors, employees and non-employees.  For directors and employees, the fair value of the options is measured at the date of grant.  For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is completed or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable.  The fair value of the options, determined using the Black-Scholes option pricing model, is accrued and charged either to operations or mineral properties, with the offset credit to contributed surplus.  For directors and employees the options are recognized over the vesting period, and for non-employees the options are recognized over the related service period.  If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

l)

Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.

m)

Measurement uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period. Actual results could differ from those reported.

Significant areas requiring the use of management estimates relate to the determination of impairment of mineral properties and determination of the fair value of asset retirement obligations. By their nature, these estimates and related future cash flows are subject to measurement uncertainty, and the impact on the financial statements of future periods could be material.

n)

Capital disclosures

In February 2007, the Canadian Institute of Chartered Accountants’ (“CICA”) issued Handbook Section 1535, “Capital Disclosures”, which requires the disclosure of both qualitative and quantitative information that provides users of financial statements with information to evaluate the entity’s objectives, policies and procedures for managing capital.  The new section is effective for years beginning on or after October 1, 2007 and was adopted June 1, 2008.  Other than the additional disclosure in Note 12, the adoption of this Section has had no impact on the Company’s consolidated financial statements.

o)

Financial Instruments – Recognition and Measurement; Disclosure and Presentation

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006.  This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost.  Changes in fair value are to be recognized in the statements of operations or comprehensive income.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item.  As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect.  Any changes to the fair values of assets and liabilities prior to June 1, 2007 were recognized by adjusting opening deficit or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities.  Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification.  Transaction costs related to financial instruments will be expensed in the period incurred.

The Company classified its financial instruments as follows:

       Cash and cash equivalents are classified as held for trading.
       Accounts receivable are classified as loans and receivables.
       Marketable securities are classified as held for trading.
       Accounts payable and accrued liabilities have been classified as other liabilities

The new Sections 3862 and 3863 replace Handbook Section 3861, Financial Instruments – Disclosure and Presentation, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements.  These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.  These new standards were adopted on June 1, 2008.

p)   Comprehensive Income

Comprehensive income is the change in shareholders’ equity during a period from transactions and other events from non-owner sources.  This standard requires certain gains and losses that would otherwise be recorded as part of the net earnings to be presented in other “comprehensive income” until they are considered appropriate to recognize into net earnings.  This standard requires the presentation of comprehensive income, and its components in a separate financial statement that is displayed with the same prominence as the other financial statements.  There are no material differences between comprehensive income (loss) and net loss for the years reported.

q)   Assessing Going Concern

The Accounting Standards Board (“AcSB”) amended CICA Handbook Section 1400, to include requirements for management to assess and disclose an entity’s ability to continue as a going concern.  This section applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008.  This section relates to disclosures and did not have an impact on the Company’s financial results, when adopted by the Company on June 1, 2008.

r)   Future accounting changes

i)

Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064 “Goodwill and Intangible Assets”, replacing Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”.  These sections establish standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises.  Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  The new sections are effective for years beginning on or after October 1, 2008.  The Company believes the adoption of these new sections will have no impact on its consolidated financial statements, when adopted June 1, 2009.

ii)

International Financial Reporting Standards (“IFRS”)

In 2006, the AcSB published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies.  The AcSB strategic plan outlines the convergence of Canadian generally accepted accounting principles (“GAAP”) with IFRS over an expected five year transitional period.  In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP.  The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  The transition date of June 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the years ended May 31, 2011 and earlier where applicable.  While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

iii)

Business combinations

In January 2009, the CICA issued Handbook Section 1582, Business Combinations, which replaces the existing standards.  This section establishes the standards for the accounting of business combinations, and states that all assets and liabilities of an acquired business will be recorded at fair value.  Estimated obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date.  The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges will be expensed in the periods after the acquisition date.  This standard is equivalent to the International Financial Reporting Standards on business combinations.  This standard is applied prospectively to business combinations with acquisition dates on or after January 1, 2011.  Earlier adoption is permitted.  The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

iv)

Consolidated financial statements

In January 2009, the CICA issued Handbook Section 1601, consolidated financial statements, which replaces the existing standards.  This section establishes the standards for preparing consolidated financial statements and is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011.  The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

v)

Non controlling interests

In January 2009, the CICA issued Handbook Section 1602, Non-controlling interests, which establishes standards for the accounting of non-controlling interests of a subsidiary in the preparation of consolidated financial statements subsequent to a business combination.  This standard is equivalent to the International Financial Reporting Standards on consolidated and separate financial statements.  This standard is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011.

3.

RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, marketable securities, accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the short-term maturity of these financial instruments.

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below:

(a)

Credit risk

Credit risk is the risk of financial loss to the Company if a counter-party to a financial instrument fails to meet its contractual obligations.  The Company manages credit risk, in respect of cash and cash equivalents, by purchasing highly liquid, short-term investment-grade securities held at major Canadian financial institutions in accordance with the Company’s investment policy.  The credit risk associated with cash and cash equivalents is minimized substantially by ensuring that these financial assets are placed with major Canadian financial institutions with strong investment-grade ratings by a primary ratings agency.  The Company has no asset backed securities.

The Company’s concentration of credit risk and maximum exposure thereto is as follows relating to financial assets:

	2009	2008	2007
Cash and cash equivalents	$ 32,489,341	$ 10,859,942	$ 21,908,273
Accounts receivable	$ 76,634	$ 24,833	$ 113,870

The Company’s cash at May 31, 2009 consists of $32,409,242 in Canada and $80,099 in the United States.  Concentration of credit risk exists with respect to the Company’s Canadian cash and cash equivalents as all amounts are held at major Canadian financial institutions.  Credit risk with regard to cash held in United State is mitigated as the amount held in the United States is only sufficient to cover short-term requirements.  With respect to receivables at May 31, 2009, the Company is not exposed to significant credit risk as the majority are from governmental and regulatory agencies or related parties.

(b)

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.  The Company’s approach to managing liquidity risk is to provide reasonable assurance that it will have sufficient funds to meet liabilities when due.  The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities.  The Company normally maintains sufficient cash and cash equivalents to meet the Company’s business requirements.  At May 31, 2009, the Company had accounts payable and accrued liabilities of $386,673 (2008 - $724,798; 2007 - $955,363), which are all payable within six months.

(c)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices.  Market risk comprises four types of risk: interest rate risk, foreign currency risk, commodity price risk and other price risk.

i.

Interest rate risk

The Company’s cash and cash equivalents consists of cash held in bank accounts and short term deposit certificates of GIC’s with several major Canadian financial institutions that earn interest at varying interest rates.  Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on estimated fair values as of May 31, 2009.  Future cash flows from interest income on cash and cash equivalents will be affected by interest rate fluctuations.  The Company manages interest rate risk by maintaining an investment policy that focuses primarily on preservation of capital and liquidity.  The Company’s sensitivity analysis suggests that a 1% change in interest rates would affect interest income by approximately $100,000.

ii.

Foreign currency risk

The Company is exposed to foreign currency risk to the extent that certain monetary financial instruments and other assets are denominated in United States dollars.  The Company has not entered into any foreign currency contracts to mitigate this risk, as it believes this risk is minimized by the minimal amount of cash held in United States funds.  The Company’s sensitivity analysis suggests that a consistent 5% change in the absolute rate of exchange for the United States dollars, the foreign currency for which the Company has net assets employed, would affect net assets and foreign exchange gain (loss) by approximately $315,000.

As at May 31, 2009, the Company had the following financial instruments in US$:

	CAD$ equivalent	US$

Cash	$ 295,418	$ 270,604
Accounts payables and accrued liabilities	$ 250,793	$ 229,727

As at May 31, 2009, US$ amounts were converted at a rate of US$ to $1.0917 Canadian dollars.

iii.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or foreign exchange risk or commodity price risk.  The Company has no financial instruments exposed to such risk.

4.

MARKETABLE SECURITIES

	May 31, 2009	May 31, 2008	May 31, 2007

Millrock Resources Inc.	$ 113,750	$ 247,000	$ -

On April 4, 2008 the Company sold its South Estelle, Alaska property to Millrock Resources Inc. for 650,000 Millrock shares or $247,000 based upon their market value on that date of $0.38 per share.  Fair value adjustment for the year ended May 31, 2009, amounted to an unrealized loss of $133,250.

5.

PROPERTY AND EQUIPMENT

	May 31, 2009
	Cost	Accumulated Amortization	Net Book Value
Furniture and equipment	$ 8,215	$ 2,629	$ 5,586
Computer equipment	84,328	41,579	42,749
Computer software	89,476	82,172	7,304
Leasehold improvements	17,061	2,785	14,276

	$ 199,080	$ 129,165	$ 69,915

	May 31, 2008			May 31, 2007
	Cost	Accumulated Amortization	Net Book Value	Net Book Value
Furniture and equipment	$ 6,671	$ 1,380	$ 5,291	$ 3,903
Computer equipment	88,060	26,192	61,868	47,395
Computer software	89,476	52,088	37,388	64,622

	$ 184,207	$ 79,660	$ 104,547	$ 115,920

6.

MINERAL PROPERTIES

Accumulated costs in respect of mineral tenures and mineral rights owned, leased or under option, consist of the following:

					Properties Acquired From Anglo	Nevada Properties		Optioned Properties
	Siwash		West
	Silver leases	BMP	Tanana	South Estelle		Painted Hills	North Bullfrog	LMS	Terra
	(note 6(a))	(note 6(b))	(note 6(c))	(note 6(d))		(note 6(g))	(note 6(g))	(note 6(f))	(note 6(f))	Total CDN$
Balance May 31, 2007	$ 1	$ 40,059	$ 406,837	$ 1,336	$ 9,358,000	$ 55,778	$ 894,217	$ 1,482,126	$ 1,148,759	$ 13,387,113
Acquisition costs:
Cash payments	-	-	-	95,505	-	20,084	7,693	-	-	123,282
Common shares issued	-	-	-	-	-	-	-	-	-	-
	-	-	-	95,505	-	20,084	7,693	-	-	123,282
Deferred exploration costs:
Advance to contractors	-	-	-	-	813,870	-	-	-	-	813,870
Contract services	-	222,012	265,260	48,699	1,058,744	112,647	186,263	142,462	721,540	2,757,627
Assay	-	10,389	46,868	12,691	287,959	63,688	364,259	43,708	100,789	930,351
Drilling	-	-	219,099	-	765,826	519,547	463,291	-	620,404	2,588,167
Field costs	-	5,508	29,688	2,622	392,542	49,949	112,893	23,714	311,373	928,289
Equipment rental	-	3,264	44,149	2,992	202,940	8,504	19,962	55,789	76,316	413,916
Land maintenance & tenure	-	42,354	62,286	-	384,292	59,709	112,600	10,010	103,894	775,145
Transportation	-	-	24,809	-	169,929	9,418	10,256	31,109	196,845	442,366
Travel	-	3,212	3,468	-	89,397	24,925	27,213	255	6,477	154,947
	-	286,739	695,627	67,004	4,165,499	848,387	1,296,737	307,047	2,137,638	9,804,678
Total expenditures for the year	-	286,739	695,627	162,509	4,165,499	868,471	1,304,430	307,047	2,137,638	9,927,960
Property sale	-	-	-	(163,845)	-	-	-	-	-	(163,845)
Balance May 31, 2008	1	326,798	1,102,464	-	13,523,499	924,249	2,198,647	1,789,173	3,286,397 3,286,397	23,151,228
Acquisition costs:
Cash payments	-	-	-	-	-	-	-	-	-	-
Common shares issued	-	-	-	-	-	-	84,250	371,250	371,250	826,750
	-	-	-	-	-	-	84,250	371,250	371,250	826,750
Deferred exploration costs:
Advance to contractors	-	-	-	-	(214,075)	-	-	-	-	(214,075)
Contract services	-	140,867	35,069	-	2,283,596	4,235	67,150	18,510	143,118	2,692,545
Assay	-	7,390	8,313	-	1,151,113	-	15,328	23,085	-	1,205,229
Drilling	-	-	-	-	5,498,364	-	(702)	-	-	5,497,662
Field costs	-	26,763	783	-	1,348,753	202	9,123	85	(22,296)	1,363,413
Equipment rental	-	2,951	694	-	348,416	-	-	690	2,293	355,044
Land maintenance & tenure	-	47,072	37	-	461,612	73,491	219,045	16,587	144,679	962,523
Transportation	-	-	17,963	-	96,129	-	-	1,828	-	115,920
Travel	-	21,298	3,207	-	54,605	261	1,739	-	440	81,550
	-	246,341	66,066	-	11,028,513	78,189	311,683	60,785	268,234	12,059,811
Total expenditures for the year	-	246,341	66,066	-	11,028,513	78,189	395,933	432,035	639,484	12,886,561
Property write off	-	-	(1,168,530)	-	(449,255)	(1,002,438)	-	-	-	(2,620,223)
Balance May 31, 2009	$ 1	$ 573,139	$ -	$ -	$ 24,102,757	$ -	$ 2,594,580	$ 2,221,208	$ 3,925,881	$ 33,417,566

	Properties Acquired From Anglo
		West	Coffee
	Livengood	Pogo	Dome	Gilles	Caribou	Chisna	Blackshell
	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	sub-total
Balance May 31, 2007	$ 6,777,292	$ 432,119	$ 784,607	$ 440,127	$ -	$ 923,855	$ -	$ 9,358,000
Acquisition costs:
Cash payments	-	-	-	-	-	-	-	-
Common shares issued	-	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-
Deferred exploration costs:					-
Advance to contractors	813,870	-	-	-	-	-	-	813,870
Contract services	686,148	156	61,657	35	-	310,748	-	1,058,744
Assay	227,895	-	13,588	-	-	46,476	-	287,959
Drilling	765,826	-	-	-	-	-	-	765,826
Field costs	350,372	-	7,999	-	-	34,171	-	392,542
Equipment rental	192,201	-	3,322	-	-	7,417	-	202,940
Land maintenance & tenure	207,310	9,564	79,235	9,093	-	79,090	-	384,292
Transportation	141,594	-	11,221	-	-	17,114	-	169,929
Travel	35,346	-	7,899	-	-	46,152	-	89,397

Total expenditures for the year	3,420,562	9,720	184,921	9,128	-	541,168	-	4,165,499
Balance May 31, 2008	10,197,854	441,839	969,528	449,255	-	1,465,023	-	13,523,499
Acquisition costs:
Cash payments
Common shares issued	-	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-
Deferred exploration costs:					-
Advance to contractors	(214,075)	-	-	-	-	-	-	(214,075)
Contract services	2,026,372	12,646	5,459	-	-	239,119	-	2,283,596
Assay	1,116,226	3,962	5,014	-	-	25,911	-	1,151,113
Drilling	5,498,364	-	-	-	-	-	-	5,498,364
Field costs	1,316,711	4,661	635	-	-	26,746	-	1,348,753
Equipment rental	332,393	-	-	-	-	16,023	-	348,416
Land maintenance & tenure	329,113	23	91,649	-	-	40,827	-	461,612
Transportation	92,040	-	1,054	-	-	3,035	-	96,129
Travel	20,818	-	858	-	-	32,929	-	54,605
	10,517,962	21,292	104,669	-		384,590		11,028,513
Total expenditures for the year	10,517,962	21,292	104,669	-	-	384,590	-	11,028,513
Property write off	-	-	-	(449,255)	-	-	-	(449,255)
Balance May 31, 2009	$ 20,715,816	$ 463,131	$ 1,074,197	$ -	$ -	$ 1,849,613	$ -	$ 24,102,757

(a)

Siwash Silver Claims, B.C.

On September 22, 2006, the Company entered into a letter agreement with Ravencrest Resources Inc. (“Ravencrest”) whereby Ravencrest will acquire all of the Company’s interest in ninety-seven mineral claims and one lot in exchange for the Company retaining a 5% net smelter returns royalty and Ravencrest’s assumption of all liabilities and risks concerning the property.  The original mining venture agreement dated March 31, 2005 between the Company and Ravencrest was also terminated.  Accordingly, the Company wrote down the Siwash Silver Claims to a nominal value of $1, recognizing a charge to operations of $1,030,315 during the year ended May 31, 2007.

The Company had pledged a $2,500 term deposit as reclamation security for work on Siwash property as required by the Province of British Columbia.  During the fiscal year ended May 31, 2008, the deposit was returned to the Company.

(b)

BMP Project, Alaska

In September, 2006, the Company staked a total of 108 Alaska state mining claims at a new location in the Bethel Recording District.  The claims cover a base metal target developed from the Company’s exploration program conducted in 2006.

On March 26, 2008, the Company executed an agreement with respect to the exploration and option to lease of key exploration ground adjoining the Company’s BMP claim block from Cook Inlet Region, Inc. (CIRI), an Alaska Native Regional Corporation.

ITH and CIRI have signed an exploration agreement with an option to lease, covering a 6,200 hectare area located immediately adjacent to the eastern side of the Company’s existing BMP claim block.  The general terms of the agreement are as follows:

Exploration Agreement (2 year initial term with automatic 3 year renewal)

• Payments: Annual rental payment of USD 20,000 per year for the first 2 years (paid), increasing to USD 40,000 for years 3 through 5. At the end of year 2, the Company will be required to reduce the lands subject to the agreement by 50% unless otherwise justifiable geologically, in which case a bonus of USD 5.00 per acre is payable upon the renewal for all lands retained in excess of 3,100 hectares.

• Work Commitments: USD 275,000 in year 1 escalating to USD 500,000 in year 5.

• Lease Option: Upon having expended a minimum of USD 800,000, drilled 2,500 feet of core drilling and produced a positive pre-feasibility study over an area within the CIRI lands that contains mineralization and may be capable of development into a mine, the Company may elect to enter into a mining lease over the ground that is the subject to the positive pre-feasibility study.

Mining Lease (15 year initial term, and so long thereafter as commercial production continues)

• Advance Minimum Royalty: Payments of USD 150,000 in years 1-3, USD 200,000 in years 4-5 and USD 400,000 for year 6 and beyond (unless a feasibility study has been completed). AMR payments are 50% deductible from royalty payments.

• Sliding Scale Royalty: An NSR Royalty of between 1 and 2.5% before payback and between 3 and 5% (depending upon the gold price) after payback is payable in respect of precious metals, and an NSR Royalty of 1% before payback and 3% after payback is payable in respect of base metals.  In both cases, CIRI will have the option to replace the NSR Royalty with a Net Profits Interest Royalty (10% before payback and 20% after).

• CIRI Participation Option: Upon a production decision being made, CIRI will have the right to acquire up to a 15% working interest in the leased area by contributing 2 times its pro rata share of the cumulative project expenditures by the Company (other than AMR payments) to the date of the exercise of CIRI’s participation option.

The Company will also make annual donations of USD 10,000 (paid USD 20,000) to the CIRI Foundation or other scholarship fund designated by CIRI during the continuance of the exploration.

(c)

West Tanana Project, Alaska

On August 14, 2006, the Company acquired an interest in the West Tanana Project from Doyon Limited (“Doyon”), an Alaska Native Regional Corporation, by way of a mining exploration agreement with the option to lease.  The agreement with Doyon is a two stage Exploration Option/Mining Lease, whereby the Company has the option to enter into one or more mining leases over some or all of the Doyon conveyed lands (25,920 acres) and up to three leases totalling 8,000 acres over the Doyon selected lands (25,872 acres) subject to the exploration option agreement.

In order to maintain the option to lease in good standing, the Company is required to pay Doyon USD 350,000 over six years (five years plus one year extension, USD 50,000 first year), make annual scholarship donations of USD 10,000 per year (paid USD 100,000 in lease payment and USD 20,000 in scholarship donations); and incur exploration expenditures totalling USD 2,625,000, subject to reduction to USD 2,125,000 if the lands subject to the option are reduced by 50% or more (USD 75,000 commitment for the first year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment.

At any time during the option period, the Company may enter into a mining lease with Doyon with respect to any one or more area(s) of the lands in respect of which it has expended at least USD 600,000, carried out at least 10,000 feet of core drilling, and submitted a pre-feasibility study.  Each mining lease will have a term of 15 years and for so long thereafter as commercial production continues and requires advance minimum royalty payments of USD 250,000 per year during the first five years of the term.  The Company is also required to incur minimum mandatory exploration expenditures equal to the greater of USD 25/acre or USD 250,000 for each of the first five years and USD 50/acre or USD 500,000 in the sixth and each succeeding year.  If, on or before the 5th year of the term, the Company has not produced a feasibility study and made a production decision, the annual advance minimum royalty payments increase to USD 500,000.  Advance royalty payments are credited against 50% of production royalties.  Upon commencement of commercial production, the Company is required to pay a production royalty on precious metals, calculated as the greater of 2% of net smelter returns pre-payout and 4% of net smelter returns post-payout or 10% of net profits pre-payout and 20% of net profits post payout, and on base metals, calculated as the greater of 1% of net smelter returns pre-payout and 3% of net smelter return post-payout or 10% of net profits pre-payout and 20% of net profits post payout.  Payout occurs when the Company has recouped cumulative gross revenues from production equal to its cumulative expenditures since the effective date of the lease.  Upon the Company having made a production decision with respect to any leased area, Doyon will also have the right to acquire a minimum of 5%, and a maximum of 10%, participating interest in the Company’s interest in that leased area by contributing an amount equal to 2.25 times Doyon’s elected percentage of the Company’s cumulative project expenditures to the joint venture to be formed upon Doyon’s election to participate.  Such contribution will be applied to fund 100% of joint venture expenditures until exhausted following which each party will be required to contribute its pro rata share of further expenditures.

As a consequence of the Company’s determination to focus on its Livengood Project, on October 1, 2008 the Company terminated the agreement with Doyon and wrote off the $1,168,530 in associated costs.

(d)

South Estelle Project, Alaska

On June 15, 2007, the Company signed a binding letter of intent (“LOI”) with Hidefield Gold Plc. of London England. (AIM: HIF) and its partner, Mines Trust Ltd. (a private Alaskan company) pursuant to which the Company can earn up to a 80% interest in the South Estelle project located in southwest Alaska.  The project consists of 168 State of Alaska unpatented lode mining claims.

Under the LOI the Company can earn up to an aggregate 80% interest in the project as follows:

•  the Company can earn an initial 51% interest by making payments of USD 42,000 upon TSX Venture Exchange (“TSXV”) acceptance of the transaction (paid) and an additional USD 50,000 on or before January 8, 2008 (paid), and incurring aggregate exploration expenditures of USD 2,000,000 prior to December 31, 2009;

•  the Company can earn an additional 19% interest (aggregate of 70%) by incurring an additional USD 3,000,000 in exploration expenditures before December 31, 2011; and,

•  the Company can earn an additional 10% interest (aggregate of 80%) by funding all expenditures required to prepare and deliver a positive bankable feasibility study.  There is no time limit for the delivery of such feasibility study.

At any time after the Company earns its initial 51% interest, Hidefield/Mines Trust can convert their interest into a 1.5% net smelter return royalty.  Following the Company having earned its interest, if Hidefield/Mines Trust do not elect to convert to an NSR, the parties will enter into a joint venture, in which each will be responsible for its pro rata share of further expenditures.  If the interest of either the Company or Hidefield/Mines Trust in such joint venture is reduced to 10% or less, such interest will be converted to a 1.5% NSR royalty.

On April 2, 2008, the Company sold its interest in the property to Millrock Resources Inc., a public company listed on the TSXV, in consideration of the issuance of 650,000 common shares of Millrock to the Company and the grant to the Company of a 1% net smelter return royalty on Millrock’s interest in the property.  The Company recognized a gain of $89,246 on the sale.

(e)

Properties acquired from AngloGold, Alaska

Pursuant to an Asset Purchase and Sale and Indemnity Agreement dated June 30, 2006, as amended on July 26, 2006, (the “AngloGold Agreement”) among the Company, AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”) and Talon Gold Alaska, Inc. (the Company’s wholly owned Alaskan subsidiary), the Company acquired all of AngloGold’s interest in a portfolio of seven mineral exploration projects in Alaska (then aggregating 246 square kilometres) and referred to as the Livengood, Chisna, Gilles, Coffee Dome, West Pogo, Blackshell, and Caribou properties (the “Sale Properties”) in consideration of cash payment USD 50,000 on August 4, 2006, and the issuance of 5,997,295 common shares, representing approximately 19.99% of the Company’s issued shares following the closing of the acquisition and two private placement financings raising an aggregate of $11,479,348.  AngloGold has the right to maintain its percentage equity interest in the Company, on an ongoing basis, provided that such right will terminate if AngloGold’s interest falls below 10% at any time after January 1, 2009.

As further consideration for the transfer of the Sale Properties, the Company granted to AngloGold a 90 day right of first offer with respect to the Sale Properties and any additional mineral properties in Alaska in which the Company acquires an interest and which interest the Company proposes to farm out or otherwise dispose of.  If AngloGold’s equity interest in the Company is reduced to less than 10%, then this right of first offer will terminate.  Details of the Sale Properties are as follows:

(i)

Livengood Property

The Livengood property is located in the Tintina gold belt approximately 110 kilometres north of Fairbanks, Alaska.  Subsequent to the acquisition of the original property from AngloGold, the Company acquired additional property interests in the area, and the Livengood property now consists of approximately 1,466.5 hectares of mineral rights leased from the State of Alaska, 169 State of Alaska mining claims (2,675 hectares) leased from two individuals, 20 federal unpatented lode mining claims (177 hectares) leased from two individuals, three federal patented lode mining claims (20.25 hectares) leased from a group of individuals and two unpatented federal lode mining and four federal unpatented placer mining claims (47.7 hectares) leased from an individual.

Details of the leases are as follows:

-

the lease of the Alaska State mineral rights is for an initial term of 3 years, commencing July 1, 2004 (subject to extension for 2 extensions of three years each) and requires work expenditures of USD 10/acre/year in years 1 – 3, USD 20/acre/year in years 4 – 6 and USD 30/acre/year in years 7 – 9 and advance royalty payments of USD 5/acre/year in years 1 - 3, USD 15/acre/year in years 4 – 6 and USD 25/acre/year in years 7 – 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.  In addition, an NSR production royalty of 1% is payable to the lessor with respect to the unpatented federal mining claims subject to the lease below.

-

the lease of the 169 State of Alaska mining claims is for an initial term of ten years, commencing on September 11, 2006.  The lease requires payments of USD 75,000 on execution (paid), USD 50,000 in each of years 2 – 5 and USD 100,000 in each of years 6 -10 and work expenditures of USD 100,000 in year 1, USD 200,000 in each of years 2 – 5 and USD 300,000 in each of years 6 -10.  An NSR production royalty of between 2% and 5% is payable to the lessors (depending upon the price of gold).  The Company may buy all interest in the property subject to the lease (including the retained royalty) for USD 10,000,000.

-

the lease of the 20 Federal unpatented claims is for an initial term of ten years, commencing on April 21, 2003 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD 5,000 on signing (paid), and advance royalties of USD 20,000 on execution (paid), USD 30,000 on or before April 21, 2004 (paid), USD 40,000 on or before April 21, 2005 (paid), USD 50,000 on or before April 21, 2006 (paid), USD 40,000 on or before April 21, 2007 (paid) and an additional USD 50,000 on or before each subsequent April 21 during the term (paid USD100,000 ).  An NSR production royalty of between 2% and 3% (depending on the price of gold) is payable to the lessors.  The Company may purchase 1% of the royalty for USD 1,000,000.

-

the lease of the patented federal claims is for an initial term of ten years, and for so long thereafter as the Company pays the lessors the minimum royalties required under the lease.  The lease requires a bonus payment of USD 10,000 on signing (paid), and minimum royalties of USD 10,000 on or before January 18, 2008 (paid), USD 10,000 on or before January 18, 2009 (paid), USD 15,000 on or before January 18, 2010 and an additional USD 20,000 on or before each of January 18, 2011 through January 18, 2016 and an additional USD 25,000 on each subsequent January 18 thereafter during the term (all of which minimum royalties are recoverable from production royalties).  An NSR production royalty of 3% is payable to the lessors.  The Company may purchase all interest of the lessors in the leased property (including the production royalty) for USD 1,000,000 (less all minimum and production royalties paid to the date of purchase), of which USD 500,000 is payable in cash over 4 years following the closing of the purchase and the balance of USD 500,000 is payable by way of the 3% NSR production royalty.

-

the mining lease of the two unpatented federal lode mining and four federal unpatented placer claims has an initial term of ten years, commencing on March 28, 2007, and for so long thereafter as mining related activities are carried out.  The lease requires payment of advance royalties of USD 3,000 on execution (paid), USD 5,000 on or before March 28, 2009, USD 10,000 on or before March 28, 2010 and an additional USD 15,000 on or before each subsequent March 28 thereafter during the initial term (all of which minimum royalties are recoverable from production royalties).  The Company is required to pay the lessor the sum of USD 250,000 upon making a positive production decision.  An NSR production royalty of 2% is payable to the lessor.  The Company may purchase all interest of the lessor in the leased property (including the production royalty) for USD 1,000,000.

(ii)

Coffee Dome Property

The Coffee Dome property is located approximately 15 kilometres northeast of the Fort Knox mine.  The property consists of 59 State of Alaska mining claims (2,600 hectares) owned 100% by the Company, 6 State of Alaska mining claims (388.8 hectares) leased from an individual and 1,166.2 hectares of fee lands leased from the University of Alaska.

The lease of the 6 State of Alaska mining claims is for an initial term of twenty years, commencing on August 11, 2005 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD 10,000 on signing (paid), and advance royalties of USD 15,000 on or before December 31, 2005 (paid), USD 25,000 on or before August 11, 2006 (paid) and an additional USD 50,000 on or before each subsequent August 11 during  the term (paid USD 100,000).  A production payment of USD 500,000 is also payable upon the Company making a positive production decision.  An NSR production royalty of between 0.5% and 5% (depending on the price of gold) is payable to the lessor.  The Company may purchase 1% of the royalty for USD 2,000,000.  The lessor also has the right to receive an NSR production royalty on production of gold of between 0.5% and 5% (depending on the price of gold) and a 3% NSR production royalty on production of minerals other than gold, from any lands acquired by the Company within a defined area of interest.  In addition, the lessor is entitled to receive an NSR production royalty on all minerals equal to the greater of 1% and one-half of the difference between 4% and the actual NSR production royalty payable by the Company to a third party with respect to certain defined lands held by such third party upon the Company entering into a mining lease with such third party.

The agreement with the University of Alaska is a two stage Exploration Agreement with Option to Lease.  The Exploration Agreement has an effective date of January 1, 2007 and covers approximately 1,166 hectares of land.  The key terms of the Exploration Agreement (and any resulting mining lease) are as follows:

Exploration Agreement: In order to maintain the option to lease in good standing, the Company is required to pay the University USD 117,500 over five years (paid USD 57,500) and incur exploration expenditures totalling USD 400,000 over five years (USD 25,000 commitment for the first year, $50,000 for the second year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment of the Company.  The Company is also responsible for all taxes and assessments on the lands subject to the option to lease.

Mining Lease: At any time during the option period, the Company has the right to enter into a mining lease over some or all of the lands subject to the option.  The mining lease will have an initial term of 15 years and for so long thereafter as commercial production continues and requires escalating advance royalty payments of USD 30,000 in year 1 to USD 150,000 in year 9 and beyond.  Advance royalty payments are credited against 50% of production royalties.  The Company is also required to incur escalating minimum mandatory exploration expenditures of USD 125,000 in year 1 to USD 350,000 in year 5 and beyond and to deliver a feasibility study within 10 years of the commencement of the lease.  Upon the commencement of commercial production, the Company is required to pay a sliding scale net smelter return royalty of from 3% (USD 300 and below gold) up to 5% (USD 500 and up gold).  The Company will also pay a sliding scale net smelter return royalty of from 0.5% (USD 450 and below gold) to 1% (USD 450 and above gold) on any federal or Alaska state claims staked by the Company or its affiliates within a 2 mile area of interest surrounding the University land (not including the Company’s existing leased claims).

(iii)

Blackshell Creek Property

The Blackshell Creek property is located approximately 80 kilometres east of Fairbanks, Alaska, and consists of 35 State of Alaska mining claims owned 100% by the Company.  As of May 31, 2007 the Company decided to terminate further work on the project and has written off its investment in the property totalling $316,233.

(iv)

West Pogo Property

The West Pogo property is located approximately 50 kilometres north of Delta Junction, Alaska, and consists of 96 State of Alaska mining claims (1,944 hectares) owned 100% by the Company.

(v)

Chisna Property

The Chisna property is located in the eastern Alaska Range, Alaska, and consists of 608 State of Alaska mining claims divided into 5 blocks (approximately 32,935 hectares total) owned 100% by the Company.

(vi)

Gilles Property

The Gilles property is located approximately 30 kilometres north of Delta Junction, Alaska, and consists of 86 State of Alaska mining claims owned 100% by the Company.  Due to disappointing exploration results and the Company’s desire to focus on its Livengood Project, effective September 1, 2008 the Company abandoned the claims and wrote off the associated costs of $449,255.

(vii)

Caribou Property

The Caribou property is located approximately 75 kilometres north of Delta Junction, Alaska, and consists of 1,895 acres of mineral rights leased from the State of Alaska.

The lease of the Alaska State Lands is for an initial term of 3 years, commencing July 1, 2004 (subject to extension for 2 extensions of three years each) and requires work expenditures of USD$10/acre/year in years 1 – 3, USD20/acre/year in years 4 – 6 and USD30/acre/year in years 7 – 9 and advance royalty payments of USD5/acre/year in years 1 - 3, USD15/acre/year in years 4 – 6 and USD25/acre/year in years 7 – 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.

During the year ended May 31, 2007, the Company determined that results to date on the Caribou property did not warrant further work, and the lease was terminated and the property returned to the lessor.  Accordingly, the related mineral property costs of $126,950 were written off.

(f)

Properties optioned from AngloGold, Alaska

In conjunction with the closing of the acquisition of the Sale Properties, the Company entered into an option/joint venture with AngloGold with respect to two additional mineral projects in Alaska, referred to as the LMS and the Terra properties (the “Optioned Properties”).

The Terra Property now consists of 235 State of Alaska unpatented lode mining claims (15,552 hectares) held by or on behalf of AngloGold and 5 State of Alaska unpatented lode mining claims (324 hectares) leased from an individual.  The lease requires a payment on execution of USD 25,000 (paid), and advance minimum royalties of USD 25,000 on or before March 22, 2006 (paid), USD 50,000 on or before March 22, 2007 (paid), USD 75,000 on or before March 22, 2008 (paid), USD 100,000 on or before March 22, 2009 (paid) and each subsequent March 22 until March 22, 2015, and thereafter USD 125,000 until the expiry of the lease (all of which are recoverable from production royalties).  The lessor is entitled to receive a net smelter returns production royalty on gold equal to 3.0% if the gold price is less than USD 450/ounce and 4% if the gold price is USD 450/ounce or higher, plus a net smelter returns royalty of 4% on all other mineral products other than gold.  1% of the royalty may be purchased for USD 1,000,000 and a further 1% for USD 3,000,000.

The LMS property consists of 92 State of Alaska unpatented lode mining claims (5,691 hectares) owned by AngloGold.

(i)

With respect to the LMS property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3.0 million by January 30, 2010 (incurred), of which the Company has committed to incur minimum exploration expenditures of USD 1.0 million during the 2006 calendar year and of USD 750,000 during the 2007 calendar year.

Upon the Company having earned its 60% interest in the LMS property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4.0 million in exploration expenditures over a further two years.

(ii)

With respect to the Terra property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3.0 million by January 30, 2010, of which the Company has committed to incur minimum exploration expenditures of USD 500,000 during the 2006 calendar year and of USD 750,000 during the 2007 calendar year.  Upon the Company having earned its 60% interest in the Terra property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4.0 million in exploration expenditures over a further two years.

In either case, following the parties having earned their final respective interests, each party will be required to contribute its pro rata share of further exploration expenditures or be diluted.  A party that is diluted to 10% or less will have its interest converted to a 2% net smelter return royalty.

On November 5, 2007 the Company provided notice to AngloGold that it has incurred sufficient expenditures to vest its 60% ownership in the Terra project.  AngloGold had 90 days to decide whether or not to exercise its right to earn back an additional 20% interest in the Terra project by incurring USD 4,000,000 in expenditures over the next two years, and elected not to do so.  As AngloGold elected not to exercise its back-in right, each party is therefore responsible for contribution its share of ongoing joint venture expenditures.

On June 10, 2008, the Company entered into an agreement to acquire all of the interest of AngloGold in the Terra and LMS projects, plus certain other AngloGold rights on the Gilles and West Pogo properties, for the purchase price of $751,500 to be satisfied by the issuance of 450,000 shares of the Company to AngloGold (issued November 24, 2008).  The transaction was approved by NYSE Alternext-US Stock Exchange on July 31, 2008 and by the TSXV on September 10, 2008.

(g)

Properties optioned from Redstar Gold Corp., Nevada

On March 15, 2007, the Company signed two binding letters of intent with Redstar Gold Corp. of Vancouver, B.C. (“Redstar”), pursuant to which the Company can earn up to a 70% interest in two gold projects, referred to as North Bullfrog and Painted Hills, located in Nevada.  The Company can earn an initial 60% interest in each project by making payments and exploration expenditures and has the option to earn an additional 10% interest (aggregate 70%) by funding all expenditures to take a project to feasibility.  There is no time limit by which a feasibility study is required to be delivered.

North Bullfrog: To earn its initial 60% interest, the Company must make total payments of USD 190,000 and incur total expenditures of USD 4,000,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD 20,000 on TSXV acceptance (paid) plus exploration expenditures of USD 500,000 (incurred).  The second payment of USD 30,000 is due by September 15, 2008 (paid). The third payment of USD 40,000 is due by March 15, 2009 (paid).  The fourth payment of USD 50,000 is due by March 15, 2010 and the fifth payment of USD 50,000 is due by March 15, 2011.

The Company is also required to pay the advance minimum royalty payments to the owners of certain patented mining claims which are fully recoupable against production royalties.  The advance minimum royalty in year 1 to 3 is USD 32,300 per year and year 4 onwards is USD 37,700. Production royalties range from 2% to 4%.  All production royalties may be bought out at a price of USD 1,000,000 per 1%, except for one 3% royalty that may be bought out for USD 850,000 per 1%.

Painted Hills: To earn its initial 60% interest, the Company must make total payments of USD 170,000 and incur total expenditures of USD 2,500,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD 20,000 on TSXV acceptance (paid) plus exploration expenditures of USD 250,000 (incurred).  The second payment of USD 20,000 is due by September 15, 2008 (paid).

Due to disappointing results, the Company decided not to do any further work on Painted Hills, and the lease was terminated and the property returned to Redstar.  Accordingly, the related mineral property costs of $ 1,002,438 were written off during the year ended May 31, 2009.

The Company is also required to issue an aggregate of 20,000 common shares to Redstar, as to

5,000 shares on each on September 15, 2008 (issued December 17, 2008), March 15, 2009 (issued March 11, 2009), March 15, 2010 and March 15, 2011, so long as the Company is earning into at least one of the North Bullfrog or Painted Hills projects.

Subsequent to May 31, 2009, the Company entered into an agreement to purchase all of Redstar’s interest in the North Bullfrog project, including its interest in the Mayflower property (note 6(h)) and the Connection property (note 6(i)) - see Note 13(b).

(h)  Mayflower Property, Nevada

Pursuant to a mining lease and option to purchase agreement made effective December 1, 2007 between the Company and a group of arm’s length limited partnerships, the Company has leased (and has the option to purchase) eleven patented mining claims (approximately 76 hectares) located adjacent to its North Bullfrog project in south-western Nevada.  The terms of the lease/option are as follows:

      Terms:  Initial term of 5 years, commencing December 1, 2007, with the option to extend the lease for an additional 5 years.  The lease will continue for so long thereafter as the property is in commercial production or, alternatively, for an additional three years if the Company makes advance minimum royalty payments of USD 100,000/year (which are recoupable against actual production royalties).
      Lease Payments: USD 5,000 (paid) and 25,000 common shares of the Company (issued September 8, 2008) following regulatory acceptance of the transaction; and an additional USD 5,000 (2008 paid) and 20,000 common shares (2008 - issued January 31, 2009) on each of the first through fifth lease anniversaries.  If the Company elects to extend the lease for a second 5 year term, it will pay USD 10,000 and issue 50,000 common shares upon election being made, and an additional USDD 10,000 and 50,000 common shares on each of the sixth through tenth anniversaries.
      Work Commitments:  USD 100,000 per year for the first three years, USD 200,000 per year for the years 4-6 and USD 300,000 for the years 7-10.  Excess expenditures in any year may be carried forward.  If the Company does not incur the required expenditures in year 1, the deficiency is required to be paid to the lessors.
      Retained Royalty: The Company will pay the lessors a net smelter returns royalty of 2% if the average gold price is USD 400/ounce or less, 3% if the average gold price is between USD 401 and USD 500/ounce and 4% if the average gold price is greater than USD 500/ounce.
      Purchase Option:  The Company has the right to purchase all the interest of the lessors in the property during the first 10 years for USD 7,500,000 plus a 0.5% net smelter royalty if the gold price is under USD 500/ounce and 1% if the gold price is USD 500/ounce or above.  After the initial 10 year period, the cash portion of the purchase price will be escalated annually based on the US annual Consumer Price Index increase for that year

The Mayflower property, and the associated acquisition costs, has been added to the North Bullfrog Redstar Joint Venture property in which the Company has the right to earn a 70 % interest (note 6(g)).

(i)  Connection Property, Nevada

Pursuant to a mining lease and option to purchase agreement made effective October 27, 2008 between Redstar and an arm’s length limited liability company, Redstar has leased (and has the option to purchase) twelve patented mining claims located adjacent to the North Bullfrog project and referred to as the “Connection” property.  The 10 year, renewable mining lease requires payments of USD 10,800 (paid) on signing and annual payments for the first three anniversaries of USD 10,800 and USD 16,200 for every year thereafter.  Redstar has an option to purchase is the property for USD 1,000,000 at any time during the life of the lease.  Production is subject to a 4% NSR royalty, which may be purchased for USD 5,000,000.

The Connection property, and the associated acquisition costs, has been added to the North Bullfrog Redstar Joint Venture property in which the Company has the right to earn a 70 % interest (note 6(g)).

7.

SHARE CAPITAL

Authorized

500,000,000 common shares without par value.

Issued

	Number of shares	Share Capital	Contributed Surplus
Balance, May 31, 2006	10,012,183	$ 3,715,664	$ -
Private placement (brokered)	11,704,105	21,650,306	-
Private placement (non-brokered)	9,199,718	7,359,842	-
Agent’s commission	561,365	945,785	-
Agent’s compensation options	-	-	1,163,089
Shares issued for property acquisition	5,997,295	7,496,619	-
Exercise of warrants	420,751	515,070	-
Exercise of options	348,812	453,456	-
Stock-based compensation	-	-	5,737,178
Reallocation from contributed surplus	-	247,627	(247,627)
Share issue costs	-	(3,033,041)	-
Balance, May 31, 2007	38,244,229	39,351,328	6,652,640
Exercise of warrants	1,685,542	1,190,918	-
Exercise of options	14,121	18,357	-
Stock-based compensation	-	-	381,975
Reallocation from contributed surplus	-	10,025	(10,025)
Share issue costs	-	15,601	-
Balance, May 31, 2008	39,943,892	40,586,229	7,024,590
Private placement	4,200,000	10,500,000	-
Exercise of warrants	11,017,044	25,640,916	-
Exercise of options	792,037	1,773,058	-
Stock-based compensation	-	-	4,101,404
Agent’s compensation warrants	-	-	286,805
Reallocation from contributed surplus	-	1,194,071	(1,194,071)
Shares issued for property acquisition	505,000	826,750	-
Shares issue cost	-	(1,264,391)	-
Balance, May 31, 2009	56,457,973	$ 79,256,633	$ 10,218,728

Share issuances

On August 4, 2006, the Company completed a brokered private placement consisting of 5,599,605 units at a price of $1.25 per unit for total proceeds of $6,999,506.  Each unit consisted of one common share and one-half of a transferable share purchase warrant.  Each whole warrant entitled the holder to purchase one additional common share at a price of $1.50 until August 4, 2008.

On August 4, 2006, the Company issued 349,123 commission units at a price of $1.25 per unit for total value of $436,404.  Each commission unit consisted of one common share and one-half of a share purchase warrant, each whole warrant entitling the agent to purchase one additional common share at a price of $1.50 until August 4, 2008.  In addition, the agent received 498,748 compensation options.  Each compensation option entitled the agent to purchase one additional common share at a price of $1.30 until August 4, 2008.  The fair value of these options, being $354,070, was charged to share issue costs.

On August 4, 2006, the Company completed a non brokered private placement consisting of 7,999,718 units at a price of $0.56 per unit for total proceeds of $4,479,842.  Each unit consisted of one common share and one-half share purchase warrant.  Each full warrant entitled the holder to purchase one additional common share at a price of $1.00 until August 4, 2008.

On August 4, 2006, the Company issued 5,997,295 common shares to AngloGold to acquire the Sale Properties (See Note 6 (e)) at a fair value of $1.25 per share, and on November 24, 2008, issued 450,000 common shares at a fair value of $1.65 per share to acquire all of AngloGold’s interest in the Terra and LMS Projects and its pre-emptive rights over the Gilles and West Pogo properties, all in Alaska (Note 6(f)).

On May 9, 2007, the Company completed a brokered private placement of 6,104,500 units at a price of $2.40 per unit for total gross proceeds of $14,650,800.  Each unit consisted of one common share of the Company and one transferable common share purchase warrant.  Each warrant entitles the holder to acquire one additional share until May 9, 2009 at an exercise price of $3.00.  In addition, the agents received a commission of 7% of the gross proceeds of the Offering, payable in a combination of cash ($516,175) and 212,242 commission units.  Each commission unit has the same attributes as a unit, except that the warrants are non-transferable.  In addition, the Agents received 488,360 compensation options, each compensation option entitling the holder to purchase one share at a price of $2.70 until May 9, 2009.  The fair value of these options, being $809,019, was charged to share issue costs.

On May 9, 2007, the Company completed a non-brokered private placement of 1,200,000 units at a price of $2.40 per unit to raise gross proceeds of $2,880,000.  Each unit consisted of one common share of the Company and one transferable common share purchase warrant.  Each warrant entitles the holder to acquire one additional share until May 9, 2009 at an exercise price of $3.00.

On March 4, 2009, the Company closed a bought deal equity financing through a syndicate of underwriters and sold an aggregate of 4,200,000 common shares of the Company at a price of $2.50 per share for gross proceeds of $10,500,000.  The Underwriters received a cash commission of $735,000, and 294,000 non-transferrable broker’s warrants with a fair value of $286,805, which was charged to share issue costs.  Each Broker warrant is exercisable to acquire one common share of the Company at $2.95 until September 4, 2010.

During the current year, 11,017,044 (2008 – 1,685,542; 2007 – 420,751) warrants and 792,037 (2008- 14,121; 2007- 348,812) options were exercised for proceeds of $27,413,974 (2008- $1,209,275; 2007- $968,526).

Warrants

Warrant transactions are summarized as follows:

	Year ended May 31, 2009		Year ended May 31, 2008		Year ended May 31, 2007
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of year	13,384,666	$2.21	15,070,208	$2.04	1,000,000	$0.26
Issued – non-brokered private placement	-	-	-	-	3,999,855	1.00
Issued – brokered private placement	-	-	-	-	2,799,802	1.50
Issued – agent commission	-	-	-	-	174,560	1.50
Issued – non-brokered private placement	-	-	-	-	1,200,000	3.00
Issued – brokered private placement	-	-	-	-	6,104,500	3.00
Issued – agent commission warrants	294,000	2.95	-	-	212,242	3.00
Exercised	(11,017,044)	(2.33)	(1,685,542)	0.71	(420,751)	(1.22)
Expired	(2,367,622)	(1.66)	-	-	-	-
Warrants exercisable, end of year	294,000	$2.95	13,384,666	$2.21	15,070,208	$2.04

Warrants outstanding are as follows:

	Year ended May 31, 2009		Year ended May 31, 2008		Year ended May 31, 2007
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
October 21, 2007	-	-	-	-	950,000	$0.26
August 4, 2008	-	-	3,572,954	$1.00	3,891,743	$1.00
August 4, 2008	-	-	2,247,492	$1.50	2,656,020	$1.50
August 4, 2008 – commission warrants	-	-	47,478	$1.50	55,703	$1.50
May 9, 2009	-	-	7,304,500	$3.00	7,304,500	$3.00
May 9, 2009 – commission warrants	-	-	212,242	$3.00	212,242	$3.00
September 4, 2010 – commission warrants	294,000	$2.95	-	-	-	-
Warrants exercisable, end of year	294,000	$2.95	13,384,666	$2.21	15,070,208	$2.04

Options and stock-based compensation

The Company has adopted an incentive stock option plan (the “2006 Plan”).  The essential elements of the 2006 Plan provide that the aggregate number of common shares of the Company’s capital stock that may be made issuable pursuant to options granted under the 2006 Plan may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2006 Plan will have a maximum term of five years.  The exercise price of options granted under the 2006 Plan will not be less than the discounted market price of the common shares (defined as the last closing market price of the Company’s common shares immediately preceding the issuance of a news release announcing the granting of the options, less the maximum discount permitted under TSXV policies), or such other price as may be agreed to by the Company and accepted by the TSXV.  Options granted under the 2006 Plan vest immediately, except for options granted to consultants conducting investor relation activities which will become vested over time with the right to exercise one-fourth of the option vesting upon the conclusion of each three month period subsequent to the date of the grant of the option, unless otherwise determined by the directors at the date of grant.

Pursuant to the Company’s brokered private placement completed on August 4, 2006, the Company granted the agent 498,748 compensation options on July 6, 2006.  Each compensation option entitled the agent to purchase one additional common share at a price of $1.30 until August 4, 2008.

Pursuant to its 2006 Incentive Stock Option Plan, on January 26, 2007 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 2,830,000 common shares.  The options are exercisable on or before January 26, 2009 at a price of $2.70 per share (extended and re-priced – see below).

Pursuant to the Company’s brokered private placement completed on May 9, 2007, the agent received 488,360 compensation options.  Each compensation option entitles the agent to purchase one additional common share at a price of $2.70 until May 9, 2009.

Pursuant to its 2006 Incentive Stock Option Plan, on May 23, 2007 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 845,000 common shares in the capital stock of the Company.  The options are exercisable on or before May 23, 2009 at a price of $2.95 per share (extended and re-priced – see below).

Pursuant to its 2006 Incentive Stock Option Plan, on January 16, 2008 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 190,000 common shares in the capital stock of the Company.  The options are exercisable on or before January 16, 2010 at a price of $1.52 per share.

Pursuant to its 2006 Incentive Stock Option Plan, on February 1, 2008 the Company granted incentive stock options to a consultant of the Company to purchase 100,000 common shares in the capital stock of the Company.  The options are exercisable on or before February 1, 2010 at a price of $2.15 per share.

Pursuant to its 2006 Incentive Stock Option Plan, on March 12, 2009 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 885,000 common shares in the capital stock of the Company.  The options are exercisable on or before March 12, 2011 at a price of $2.66 per share.

Pursuant to its 2006 Incentive Stock Option Plan, on May 20, 2009 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 965,000 common shares in the capital stock of the Company.  The options are exercisable on or before May 20, 2011 at a price of $3.15 per share.

A summary of the status of the stock option plan as of May 31, 2009, and changes during the year is presented below:

	Year ended May 31, 2009		Year ended May 31, 2008		Year ended May 31, 2007
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, opening:	4,589,175	$ 2.64	4,313,296	$ 2.70	-	$ -
Granted	1,850,000	$ 2.92	290,000	$ 1.52	4,662,108	$ 2.60
Exercised	(792,037)	$ 2.24	(14,121)	$ 1.30	(348,812)	$ 1.30
Expired	(2,138)	$ 2.70	-	$ -	-	$ -
Options outstanding, ending:	5,645,000	$ 2.13	4,589,175	$ 2.64	4,313,296	$ 2.70

Stock options outstanding are as follows:

	Year ended May 31, 2009			Year ended May 31, 2008			Year ended May 31, 2007
Expiry Date	Exercise Price	Number of Shares	Exercisable at Period End	Exercise Price	Number of Shares	Exercisable at Year End	Exercise Price	Number of Shares	Exercisable at Year End

August 4, 2008	$1.30	-	-	$1.30	135,815	135,815	$1.30	149,936	149,936
July 16, 2010 (below)	$1.75	2,810,000	2,810,000	$2.70	2,830,000	2,830,000	$2.70	2,830,000	2,717,500
May 9, 2009	$2.70	-	-	$2.70	488,360	488,360	$2.70	488,360	488,360
July 16, 2010 (below)	$1.75	755,000	755,000	$2.95	845,000	845,000	$2.95	845,000	845,000
January 16, 2010	$1.52	130,000	130,000	$1.52	190,000	182,500	$ -	-	-
February 1, 2010	$2.15	100,000	100,000	$2.15	100,000	25,000	$ -	-	-
March 12, 2011	$2.66	885,000	801,875	$ -	-	-	$ -	-	-
May 20, 2011	$3.15	965,000	965,000	$ -	-	-	$ -	-	-
		5,645,000	5,561,875		4,589,175	4,506,675		4,313,296	4,200,796

On July 16, 2008, the Company amended the expiry dates and exercise prices of an aggregate of 3,675,000 outstanding incentive stock options to extend the expiry date for up to eighteen months, such that all such options (which were originally granted for a period of two years with expiry dates ranging from January 26, 2009 to May 23, 2009) will now expire on July 16, 2010; and to reduce the exercise prices (which ranged from $2.70 to $2.95, with a weighted average exercise price of $2.75) to $1.75.  This amendment was subject to disinterested shareholders’ approval with respect to insiders of the Company who hold 2,405,000 of these options (approval received October 21, 2008).  Following this approval, additional stock-based compensation charges of $1,688,874 have been included in those charges as detailed below.

The Company uses the fair value method for determining stock-based compensation expense for all options granted during the fiscal periods.  The fair value of options granted was $2,386,502 (2008- $325,063; 2007- $7,077,444), determined using the Black-Scholes option pricing model based on the following weighted average assumptions:

	2009	2008	2007
Expected life (years)	2	2	2
Interest rate	1.05%	3.23%	4.21%
Volatility (average)	82.51%	116.80%	110.37%
Dividend yield	0%	0%	0%
Exercise price	$2.92	$1.74	$2.60
Stock price at grant date	$2.89	$1.82	$2.60

Weighted average fair value of options granted
Exercise price	2009	2008	2007
equals	$ 1.13	$ 0.92	$ 1.61
exceeds	$ 1.43	-	$ 0.71
less than	-	$ 1.51	$ 1.66
the market price of the stock on the grant date

Stock-based compensation charges of $4,101,404 (2008 - $381,975; 2007 - $5,737,178), were allocated as follows:

May 31, 2009	Before allocation	Stock-based compensation	After Allocation

Consulting	$ 296,101	$ 1,551,571	$ 1,847,672
Investor relations	434,150	340,530	774,680
Professional fees	386,208	56,683	442,891
Wages and benefits	1,086,828	2,152,620	3,239,448
		$ 4,101,404

May 31, 2008	Before allocation	Stock-based compensation	After Allocation

Consulting	$ 238,367	$ 54,903	$ 293,270
Investor relations	565,384	217,266	782,650
Wages and benefits	977,366	109,806	1,087,172
		$ 381,975

May 31, 2007	Before allocation	Stock-based compensation	After Allocation

Administration	$ 40,750	$ 62,996	$ 103,746
Consulting	94,839	3,370,544	3,465,383
Investor relations	203,065	531,528	734,593
Wages and benefits	481,430	1,772,110	2,253,540
		$ 5,737,178

8.

INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows for the year ended May 31:

	2009	2008	2007

Loss before income taxes	$ (9,773,923)	$ (2,420,090)	$ (8,666,021)
Statutory Canadian corporate tax rate	30.38%	33.03%	35.29%

Income tax recovery at statutory rates	$ (2,969,318)	$ (799,356)	$ (3,058,239)
Unrecognized items for tax purposes	1,286,488	97,053	2,018,143
Effect of tax rate change	127,976	300,078	231,268
Difference in tax rates in other jurisdictions	(430,126)	(144,754)	(117,959)
Change in valuation allowance	1,984,980	546,979	926,787

	$ -	$ -	$ -

The significant components of the Company’s future income tax assets are as follows:

	2009	2008	2007
Future income tax assets
Mineral properties	$ 3,548,728	$ 1,944,431	$ 1,454,499
Equipment	55,464	34,535	14,605
Share issue costs	575,185	489,169	752,194
Cumulative eligible capital	-	93	107
Net capital losses available	-	-	-
Non-capital losses available for future periods	1,269,673	673,457	373,300
	5,449,050	3,141,685	2,594,705

Valuation allowance	(5,449,050)	(3,141,685)	(2,594,705)

	$ -	$ -	$ -

At May 31, 2009 the Company has available non-capital tax losses for Canadian income tax purposes of approximately $4,883,356 available for carry-forward to reduce future years’ taxable income, if not utilized, expiring as follows:

2025	$ 81,776
2026	91,537
2027	1,030,880
2028	1,301,227
2029	2,377,936
$ 4,883,356

In addition, the Company has available mineral resource related expenditure pools for Canadian income tax purposes totalling approximately $2,628,000 which may be deducted against future taxable income in Canada on a discretionary basis.  The Company also has available mineral resource expenses that are related to the Company’s exploration activities in the United States of approximately $40,234,000, which may be deductible for US tax purposes.  Future tax benefits, which may arise as a result of applying these deductions to taxable income, have not been recognized in these accounts due to the uncertainty of future taxable income.

9.

RELATED PARTY TRANSACTIONS

During the year, the Company paid $794,916 (2008 - $530,681; 2007 - $419,986) in consulting, investor relations, wages and benefits to officers, directors and companies controlled by directors of the Company and $72,607 (2008 - $62,750; 2007 - $25,110) in rent and administration to a company with common officers and directors.  Professional fees of $44,583 (2008 - $Nil, 2007 - $Nil) were paid to a company related to an officer who is also a director of the Company.  These figures do not include stock-based compensation (see Note 7).

At May 31, 2009, included in accounts payable and accrued liabilities was $Nil (2008 - $Nil; 2007 - $2,088) in expenses owing to the directors and officer of the Company and $4,667 (2008 - $18,032; 2007 - $Nil)) to companies related by common directors.  Professional fees include amounts paid to a law firm of which an officer is a shareholder.

These amounts were unsecured, non-interest bearing and had no fixed terms of repayment.  Accordingly, fair value could not be readily determined.

The Company has entered into a retainer agreement dated August 1, 2008 with Lawrence W. Talbot Law Corporation (“LWTLC”), pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $50,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

The Company’s purchase of AngloGold’s interest in the Terra, LMS, Gilles and West Pogo Projects in Alaska (Note 6(f)) completed on November 24, 2008, and the private placement to AngloGold subsequent to May 31, 2009 (see note 13(a)) are considered related party transactions by virtue of a common directorship and the ownership by AngloGold of in excess of 10% of the Company’s outstanding common shares.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

10.

GEOGRAPHIC SEGMENTED INFORMATION

	Canada	United States	Total
2009
Mineral properties	$ 1	$ 33,417,565	$33,417,566
Property and equipment	$ 15,191	$ 54,724	$ 69,915

2008
Mineral properties	$ 1	$ 23,151,227	$ 23,151,228
Property and equipment	$ 1,308	$ 103,239	$ 104,547

2007
Mineral properties	$ 1	$ 13,387,112	$ 13,387,113
Property and equipment	$ -	$ 115,920	$ 115,920

	2009	2008	2007
Net loss for the year- Canada	$ (5,759,402)	$ (1,051,353)	$ (7,214,708)
Net loss for the year- United States	(4,014,521)	(1,368,737)	(1,451,313)
Net loss for the year	$ (9,773,923)	$ (2,420,090)	$ (8,666,021)

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”)

These consolidated financial statements are prepared in accordance with GAAP in Canada, which differs in certain respects from GAAP in the United States.  The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

a)

Mineral property exploration and development

Under United States GAAP, all mineral exploration and development property expenditures are expensed in the year incurred in an exploration stage company until there is substantial evidence that a commercial body of minerals has been located.  Canadian GAAP allows mineral exploration and development property expenditures to be deferred during this process.  The effect on the Company’s financial statements is summarized below:

Consolidated statements of operations and deficit	2009	2008	2007

Loss for the year under
Canadian GAAP	$ (9,773,923)	$ (2,420,090)	$ (8,666,021)
Mineral property expenditures, net	(9,949,572)	(9,736,339)	(5,233,743)

United States GAAP	$ (19,723,495)	$ (12,156,429)	$ (13,899,764)

Loss per share – US GAAP	$ (0.44)	$ (0.31)	$ (0.51)

Consolidated balance sheets	May 31, 2009	May 31, 2008	May 31, 2007

Mineral Properties
Canadian GAAP	$ 33,417,566	$ 23,151,228	$ 13,387,113
Mineral property expenditures (cumulative)	(25,763,979)	(15,814,407)	(6,078,068)

United States GAAP	$ 7,653,587	$ 7,336,821	$ 7,309,045

Deficit
Canadian GAAP	$ (23,528,564)	$ (13,754,641)	$ (11,334,551)
Mineral property expenditures (cumulative)	(25,763,979)	(15,814,407)	(6,078,068)

United States GAAP	$ (49,292,543)	$ (29,569,048)	$ (17,412,619)

Consolidated statements of cash flows	2009	2008	2007

Operating activities
Cash provided by (used) per Canadian GAAP	$ (2,980,631)	$ (2,216,306)	$ (1,506,848)
Effect of the write-off of exploration expenditures	(9,949,572)	(9,736,339)	(5,233,743)

Cash generated (used) per United States GAAP	$ (12,930,203)	$ (11,952,645)	$ (6,740,591)

Investing activities
Cash provided by (used) per Canadian GAAP	$ (12,530,590)	$ (10,123,353)	$ (5,655,274)
Effect of the write-off of exploration expenditures	9,949,572	9,736,339	5,233,743

Cash generated (used) per United States GAAP	$ (2,581,018)	$ (387,014)	$ (421,531)

b)

Marketable securities

Under United States GAAP, the Company would classify the marketable securities as “Securities available for resale”, which is consistent with the Company’s change in accounting policy described in Note 2(o).  The carrying value on the balance sheet at May 31, 2009 would be $113,750 (2008 - $247,000, 2007 - $Nil) and the unrealized loss of $133,250 (2008 - $Nil, 2007 - $Nil) was recognized in the statements of operations and deficits as other loss.

c)

Stock-based compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, and records compensation cost for stock-based employee compensation plans at fair value.  Accordingly, compensation cost for stock options granted is measured as the fair value at the date of grant, and there is no difference in these financial statements.

d)

Loss per share

Under both Canadian and United States GAAP basic loss per share is calculated using the weighted average number of common shares outstanding during the year.  Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the year ended May 31, 2009, 2008 and 2007 was 45,089,555, 39,193,360 and 27,101,104 respectively.

e)

Income taxes

Under United States GAAP, the Company would have initially recorded an income tax asset for the benefit of the resource deduction pools.  This asset would have been reduced to $Nil by a valuation allowance.  The result is no difference in net income reported between Canadian and United States GAAP.

12.

CAPITAL MANAGEMENT

The Company manages its capital structure, and makes adjustments to it, based on the funds available to the Company, in order to support future business opportunities.  The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company currently has no source of revenues.  As such, the Company is dependent upon external financings to fund activities.  In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed.  Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.  There were no changes in the Company’s approach to capital management during the year ended May 31, 2009.  The Company is not subject to externally imposed capital requirements.

13.

SUBSEQUENT EVENTS

Subsequent to May 31, 2009, the Company:

a)

As a consequence of the election on July 10, 2009 by AngloGold to exercise its right to maintain its 13.2907% equity interest in the Company pursuant to the AngloGold Agreement (note 6(e)), the Company has agreed to sell to AngloGold, on a private placement basis, an aggregate of 1,218,283 common shares at a price of $2.68 per share for a gross proceeds of $3,264,998.  AngloGold’s equity interest had been diluted by virtue of the Company’s issuance of shares since January 1, 2009, principally due to the exercise of 7,753,385 warrants, broker options and broker warrants in May, 2009.  The placement is expected to close on August 25, 2009.

b)

Pursuant to a purchase agreement dated July 30, 2009 among the Company, Talon Gold Nevada Inc. (“Talon Nevada”), Redstar and Redstar Gold U.S.A. Inc. (“Redstar US”), Talon Nevada has agreed to purchase all of Redstar’s and Redstar US’s interest in the North Bullfrog Project in Nevada (see notes 6(g), (h) and (i)).  The purchase price is $934,000, to be settled by Talon Nevada paying Redstar US $250,000 and delivering to Redstar 200,000 common shares of the Company (valued, for such purposes, at $684,000).  The Company has guaranteed Talon Nevada’s obligations under the purchase agreement, and will issue the 200,000 common shares to Redstar in consideration of the issuance to it by Talon Nevada of shares in the capital stock of Talon Nevada having a value of $684,000.  Closing is subject, among other things, to the receipt by each of Redstar and the Company of the acceptance for filing of the transaction by the TSXV (both received) and the approval of the transaction by the NYSE-Amex on behalf of the Company.  Completion of the acquisition will eliminate the Company’s current vesting requirements for expenditures, payments and share issuances in order to earn up to a 70% interest in the North Bullfrog Project (including the Mayflower and Connection properties).

14.

COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the consolidated financial statement presentation adopted in the current year.